Exhibit 16.1 Letter on change of certifying accountant

Child, Van Wagoner & Bradshaw, PLLC
5296 South Commerce Drive, Suite 300
Salt Lake City, Utah 84107-5370 (801) 281-4700

June 4, 2008

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Child, Van Wagoner & Bradshaw, PLLC was previously principal accountant for Samoyed Energy Corp. (“The Company") and reported on the financial statements of the Company for the year ended September 30, 2007. We have read the Company's statements included under Item 4.01 of its Form 8-K dated June 4, 2008, and agree with such statements as they pertain to our firm.

Very truly yours,

/s/ Child, Van Wagoner & Bradshaw, PLLC

Child, Van Wagoner & Bradshaw, PLLC